Exhibit 5.1

Bank of America Plaza 813.229.7600 101 East Kennedy Boulevard 813.229.1660 fax Suite 2800 Tampa, Florida 33602
www.slk-law.com

JULIO C. ESQUIVEL

813.227.2325

jesquivel@slk-law.com

July 5, 2012

Quality Distribution, Inc.

4041 Park Oaks Boulevard

Suite 200

Tampa, FL 33610

Re: Quality Distribution, Inc.—Registration on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Quality Distribution, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), registering shares of common stock, no par value per share, of the Company (the “Shares”) under the Quality Distribution, Inc. 2012 Equity Incentive Plan ( the “Plan”).

We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion. In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures and the conformity to the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when and to the extent issued in accordance with the respective provisions of the Plan and pursuant to awards granted under the Plan, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is limited to the laws of the State of Florida, including Florida Business Corporations Act.

Very truly yours, Shumaker, Loop & Kendrick, LLP

/s/ Julio C. Esquivel